                                INFONAUTICS, INC.
                        900 West Valley Road, Suite 1000
                                 Wayne, PA 19087

             ------------------------------------------------------


                  NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                  MAY 27, 1999

             ------------------------------------------------------

TO THE SHAREHOLDERS OF
INFONAUTICS, INC.:

         Notice is hereby given that the 1999 annual meeting of shareholders (the "Annual Meeting") of Infonautics, Inc. (the "Company") will be held at the Philadelphia Marriott West, Matson Ford at Front Street, 111 Crawford Avenue, West Conshohocken, Pennsylvania on May 27, 1999, at 10:00 a.m., local time, for the following purposes:

1. To elect eight directors, each for a one-year term and until the election and qualification of his successor; and

2. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of record as of the close of business on April 12, 1999 will be entitled to notice of the Annual Meeting and to vote at the Annual Meeting and any adjournments thereof. A list of shareholders of the Company as of the close of business on April 12, 1999 will be available for inspection during normal business hours for ten days prior to the Annual Meeting at the Company's executive offices at 900 West Valley Road, Suite 1000, Wayne, PA 19087.

                                       By order of the board of directors,



                                       Joshua M. Kopelman
                                       Secretary

Wayne, Pennsylvania
April 12, 1999

         EACH SHAREHOLDER IS URGED TO COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                INFONAUTICS, INC.
                        900 West Valley Road, Suite 1000
                                 Wayne, PA 19087

             ------------------------------------------------------
                                 PROXY STATEMENT
                                       FOR
                       1999 ANNUAL MEETING OF SHAREHOLDERS
                                  TO BE HELD ON
                                  MAY 27, 1999
             ------------------------------------------------------

         This proxy statement and the accompanying form of proxy are being mailed on or about April 21, 1999 to the shareholders of Infonautics, Inc. (together with its subsidiaries, the "Company"). These materials are being furnished in connection with the solicitation by the board of directors of the Company of proxies to be voted at the 1999 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Philadelphia Marriott West, Matson Ford at Front Street, 111 Crawford Avenue, West Conshohocken, Pennsylvania on May 27, 1999, at 10:00 a.m., local time, and at any adjournments thereof.

         At the Annual Meeting, shareholders of the Company will be asked to vote upon the election of eight directors, each for a one-year term and until the election and qualification of his successor.

         The cost of solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by telephone by officers and directors and a small number of regular employees of the Company who will not be specially compensated for such services. The Company also will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse such persons for reasonable expenses incurred in that regard.

         The Company's annual report to shareholders for the year ended December 31, 1998, including financial statements, is being mailed to shareholders with this proxy statement but does not constitute a part of this proxy statement.

                              VOTING AT THE MEETING

         Holders of record of shares of Class A Common Stock, no par value ("Class A Common Stock"), and Class B Common Stock, no par value ("Class B Common Stock"), at the close of business on April 12, 1999 are entitled to vote at the Annual Meeting. As of that date, there were 11,564,117 shares of Class A Common Stock and 100,000 shares of Class B Common Stock outstanding. Each holder of Class A Common Stock entitled to vote shall have the right to one vote for each share of Class A Common Stock in such shareholder's name, and each holder of Class B Common Stock entitled to vote shall have the right to fifty votes for each share of Class B Common Stock in such shareholder's name.

         The presence in person or by proxy of shareholders entitled to cast a majority of all votes entitled to be cast at the Annual Meeting will constitute a quorum.

         Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy. The enclosed form of proxy is a means by which a shareholder may authorize the voting of his or her shares at the Annual Meeting.

         Directors are to be elected at the Annual Meeting by a plurality of the votes cast by holders of Class A Common Stock and Class B Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote, voting together as a single class. Votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect other than for purposes of determining the presence of a quorum. The shares of Common Stock represented by each properly executed proxy will be voted at the Annual Meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card. If no choice has been specified and the enclosed proxy card is properly executed and returned, the shares will be voted as recommended by the board of directors. If any other matters are properly presented to the Annual Meeting for action, the proxy agents will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their best judgment.

         Execution of the accompanying proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. Any shareholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company, or by delivering a subsequently executed proxy, at any time before the proxy is voted.

         Brokers who hold shares in street name for customers have the authority under the rules of various stock exchanges to vote on certain items when they have not received instructions from beneficial owners. The Company believes that brokers who do not receive instructions are entitled to vote those shares with respect to the election of directors.

         YOUR PROXY VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE ASKED TO COMPLETE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. IF YOU PLAN TO ATTEND THE ANNUAL MEETING TO VOTE IN PERSON AND YOUR SHARES ARE REGISTERED WITH THE COMPANY'S TRANSFER AGENT IN THE NAME OF A BROKER OR BANK, YOU MUST SECURE A PROXY FROM YOUR BROKER OR BANK ASSIGNING VOTING RIGHTS TO YOU FOR YOUR SHARES OF CLASS A COMMON STOCK.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information as of April 12, 1999 (except as otherwise noted) regarding the ownership of Class A and Class B Common Stock (i) by each person known by the Company to be the beneficial owner of more than five percent of the outstanding common stock, (ii) by each director of the Company, (iii) by each executive officer named in the Summary Compensation Table and (iv) by all current executive officers and directors of the Company as a group.


                                                               NUMBER OF      PERCENTAGE OF
                                                          SHARES BENEFICIALLY  OUTSTANDING
NAME AND ADDRESS                                                OWNED(1)        SHARES(2)
----------------------                                    ------------------- -------------
OFFICERS AND DIRECTORS
----------------------
Marvin I. Weinberger(3)
  900 West Valley Road, Suite 1000
  Wayne, PA 19087                                              1,620,722        14.0%

David Van Riper Morris(4)                                        300,250         2.6

Joshua M. Kopelman(5)                                            257,004         2.2

Howard L. Morgan(6)                                              178,250         1.5

Israel J. Melman(7)                                               89,170         *

Lloyd N. Morrisett(8)                                             37,000         *

Gerard J. Lewis, Jr.(9)                                           28,900         *

William R. Burger(10)                                             22,500         *

Barry Rubenstein(11)                                              15,000         *

Lester Wunderman(12)                                              15,000         *

Brian Segal (13)                                                  10,000         *

James T. Beattie (14)                                              2,000         *

All current executive officers and directors as a group
(15 persons)(15)                                               2,599,501        22.5


------------------
*  Less than one percent.

(1) Nature of ownership consists of sole voting and investment power unless otherwise indicated. The number of shares indicated includes shares issuable upon the exercise of outstanding stock options held by each individual or group to the extent such options are exercisable within sixty days of April 1, 1999.

(2) The percentage for each individual or group is based on the aggregate of the shares outstanding as of April 1, 1999 (11,564,117 shares) and all shares issuable upon the exercise of outstanding stock options held by such individual or group to the extent such options are exercisable within sixty days of April 1, 1999.

(3) Represents 1,154,150 shares of Class A Common Stock, 100,000 shares of Class B Common Stock; 160,000 shares of Class A Common Stock held by Fran Solow Weinberger (Mr. Weinberger's wife) and Howard L. Morgan, Trustees under The Marvin Weinberger 1996 Trust Agreement dated January 31, 1996 (the "1996 Trust"); 17,400 shares of Class A Common Stock held by Fran Solow Weinberger and Howard L. Morgan, Trustees under The Marvin Weinberger GST Trust dated January 31, 1996 (the "GST Trust"); and 114,172 shares of Class A Common Stock held by The Danna Company, an Ohio corporation ("Danna"), of which Mr. Weinberger is the president and a director. Mrs. Weinberger and Dr. Morgan have shared voting and investment power with respect to the shares held by the 1996 Trust and the GST Trust. Mr. Weinberger disclaims beneficial ownership with respect to such shares. Mr. Weinberger has shared voting and investment power with respect to the shares held by Danna and disclaims beneficial ownership with respect to such shares.

(4) Represents 34,100 shares of Class A Common Stock and options to purchase 266,150 shares of Class A Common Stock.

(5) Represents 117,004 shares of Class A Common Stock and options to purchase 140,000 shares of Class A Common Stock.

(6) Represents 125,000 shares of Class A Common Stock, options to purchase 47,250 shares of Class A Common Stock, 2,000 shares of Class A Common Stock held by Eleanor Morgan (Dr. Morgan's wife) and Beverly Budin, Trustees under the Howard L. Morgan 1989 Indenture of Trust F/B/O Kimberly
      D. Morgan, 2,000 shares of Class A Common Stock held by Eleanor Morgan and Beverly Budin, Trustees under the Howard L. Morgan 1989 Indenture of Trust F/B/O Elizabeth S. Morgan, and 2,000 shares of Class A Common Stock held by Eleanor Morgan and Beverly Budin, Trustees under the Howard L. Morgan 1989 Indenture of Trust F/B/O Danielle A. Morgan (such trusts being collectively referred to as the "Howard L. Morgan Trusts"). Mrs. Morgan and Beverly Budin have shared voting and investment power with respect to the shares held by the Howard L. Morgan Trusts. Dr. Morgan disclaims beneficial ownership with respect to such shares. Excludes 160,000 shares of Class A Common Stock held by Fran Solow Weinberger and Howard L. Morgan, Trustees under the 1996 Trust, and 17,400 shares of Class A Common Stock held by Fran Solow Weinberger and Howard L. Morgan, Trustees under the GST Trust. Mrs. Weinberger and Dr. Morgan have shared voting and investment power with respect to the shares held by the 1996 Trust and the GST Trust. Dr. Morgan disclaims beneficial ownership with respect to such shares.

(7) Includes 66,918 shares of Class A Common Stock and options to purchase 15,000 shares of Class A Common Stock held by Mr. Melman. Also includes 7,252 shares of Class A Common Stock held by the Melman Trust, with respect to which Mr. Melman has shared voting and investment power.

(8) Represents 22,000 shares of Class A Common Stock held jointly by Dr. Morrisett and his wife and options to purchase 15,000 shares of Class A Common Stock owned by Dr. Morrisett.

(9) Represents 150 shares of Class A Common Stock and options to purchase 28,750 shares of Class A Common Stock.

(10)  Includes options to purchase 22,500 shares of Class A Common Stock.

(11)  Includes options to purchase 15,000 shares of Class A Common Stock.

(12)  Includes options to purchase 15,000 shares of Class A Common Stock

(13)  Includes options to purchase 10,000 shares of Class A Common Stock

(14) Represents 2,000 shares of Class A Common Stock. Effective December 1, 1998, Mr. Beattie ended his employment with the Company.

(15) Includes 1,330 shares of Class A Common Stock and options to purchase 22,375 shares of Class A Common Stock held by officers not named in the table.

                              ELECTION OF DIRECTORS

         The board of directors of the Company currently consists of eight directors. At the Annual Meeting, eight directors are to be elected. The term of office for each director will expire at the 2000 annual meeting of shareholders, and each director will hold office until the election and qualification of the director's successor or until the director's earlier death, removal or resignation.

         The board of directors, upon the recommendation of the nominating committee, has nominated for election as directors of the Company Drs. Morrisett, Morgan and Segal and Messrs. Melman, Morris, Rubenstein, Weinberger and Wunderman. All nominees are presently directors of the Company whose terms expire at the Annual Meeting.

         All nominees have consented to be named and to serve if elected. Unless otherwise instructed by the shareholders, the persons named in the proxies will vote the shares represented thereby for the election of such nominees. The board of directors believes all nominees will be able to serve as directors; if this should not be the case, however, the proxies may be voted for one or more substitute nominees to be designated by the board of directors or the board may decide to reduce the number of directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

       -------------------------------------------------------------------
                              NOMINEES FOR ELECTION
       -------------------------------------------------------------------


                                                    YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS
 NAME OF DIRECTOR           AGE                      DURING PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
--------------------      -------                   -------------------------------------------------
Lloyd N. Morrisett           69     Dr. Morrisett has served as a director of the Company since February 1994 and as Chairman of the board of directors since March 1998.  He is the co-founder of the Children's Television Workshop and served from 1969-1998 as President of
                                    The Markle Foundation, a charitable organization.  Dr. Morrisett is a director of WEBS Index Fund Inc.

Israel J. Melman             79     Mr. Melman, a co-founder of the Company, has served as a director of the
                                    Company since April 1993.  He is presently and for the last 26 years has been the president of Lexan Associates, a management consulting firm working with companies in the areas of video, graphics, microelectronics, communication, optics and robotics.  From 1985 through 1993, Mr. Melman was Chairman of
                                    Telebase Systems, Inc. ("Telebase"), a developer of customized information and entertainment services that is now part of CDnow, Inc. as a result of its merger with N2K Inc.

Howard L. Morgan             53     Dr. Morgan has served as a director of the Company since March 1993. Since
                                    1989, he has been President of the Arca Group, Inc., a consulting and investment management firm specializing in the areas of computer and communications technologies.  Since January 1999, he has been a general partner of idealab!, an Internet company incubator.  Dr. Morgan also served as Chief
                                    Executive Officer of Franklin Electronic Publishers,



                                                    YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS
 NAME OF DIRECTOR           AGE                      DURING PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
--------------------      -------                   -------------------------------------------------

                                    Inc. in early 1998. Dr. Morgan was Professor of Decision Sciences at the Wharton
                                    School of the University of Pennsylvania from 1972 through 1986. Dr. Morgan serves as director for a number of technology companies, including Cylink
                                    Corporation, Franklin Electronic Publishers, Inc., Kentek Information Systems,
                                    Inc., Meta Creations Corp., Segue Software, Inc. and Unitronix Corporation.

David Van Riper Morris       44     Mr. Morris has served as Chief Executive Officer, President and as a director of the Company since March 1998. Mr. Morris joined the Company as President and
                                    Chief Operating Officer in September 1995. From 1992 until he joined the
                                    Company, Mr. Morris held various vice president and general management positions at Legent Corporation ("Legent"), a systems management software company. From 1987 to 1992, Mr. Morris was employed by Goal Systems
                                    International ("Goal"), initially as Director of Marketing, later as Vice
                                    President of Marketing.  Goal was purchased by Legent in 1992.

Barry Rubenstein             55     Mr. Rubenstein has served as a director of the Company since September 1994.
                                    Since February 1995, Mr. Rubenstein has served as an officer of InfoMedia
                                    Associates, Ltd., a  New York corporation which is a general partner of 21st
                                    Century Communications Partners, L.P., 21st Century Communications T-E
                                    Partners, L.P. and 21st Century Communications Foreign Partners, L.P.  In
                                    addition, since June 1992, 1985, 1976 and 1975, respectively, Mr. Rubenstein has served as a general partner of Applewood Associates, L.P., Woodland
                                    Partners, Seneca Ventures and Woodland Venture Fund, respectively, all of which are investment partnerships.  Mr. Rubenstein is a director of The Millbrook
                                    Press, Inc., Source Media, Inc., and Network-1 Security Solutions, Inc.

Brian Segal                  55     Dr. Segal has served as a director of the Company since May 1998.  Dr. Segal is the publisher of Maclean's magazine, Canada's leading news magazine, and is executive vice president of Maclean Hunter Publishing Limited ("Maclean") where he is responsible for the development of new media projects.  Maclean is a wholly-owned subsidiary of Rogers Media Inc. ("Rogers"), of which Dr. Segal is a vice president and which is party to a transaction with the Company. See
                                    "Certain Transactions." Before joining Maclean in 1992, from 1988 Dr. Segal was president of the University of Guelph and chair of the Council of Ontario
                                    Universities.

Marvin I. Weinberger         44     Mr. Weinberger, a co-founder of the Company, has served as a director of the
                                    Company since its inception in November 1992.  Since February 1998, Mr.
                                    Weinberger has served as Chief Executive Officer of Electric Schoolhouse LLC.
                                    From November 1992 until March 1998, Mr. Weinberger served as Chief Executive
                                    Officer and Chairman of the board of directors of the  Company.  From 1985 until he co-founded the Company in 1992, he was Executive Vice President and
                                    co-founder of



                                                    YEAR FIRST BECAME DIRECTOR, PRINCIPAL OCCUPATIONS
 NAME OF DIRECTOR           AGE                      DURING PAST FIVE YEARS AND CERTAIN DIRECTORSHIPS
--------------------      -------                   -------------------------------------------------

                                    Telebase, where his duties included marketing and sales functions. Mr.
                                    Weinberger was Project Leader for Homework Helper, now one of the Company's
                                    services, while at Telebase.

Lester Wunderman             78     Mr. Wunderman has served as a director of the Company since December 1996. He served as Chairman of Wunderman Cato Johnson, a world-wide direct marketing agency, which he founded in 1958, and is currently manager of Wunderman LLC.
                                    Mr. Wunderman is also Visiting Professor of Direct Marketing at the School for
                                    Continuing Education at New York University ("NYU"), served as Chairman of the
                                    Executive Committee of the Center for Direct Marketing at NYU and is a Trustee
                                    of the Children's Television Workshop.  Mr. Wunderman is a director of
                                    Transmedia Network Inc.


GENERAL INFORMATION CONCERNING THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The board of directors of the Company met on eight occasions during 1998. The board of directors annually elects from its members an Audit Committee and a Compensation Committee. Each director attended at least 75% of the aggregate of the meetings of the board of directors held during the period for which he was a director, and the meetings of the committee or committees on which he served during such period (with the exception of Mr. Wunderman, who attended at least 60% of all such meetings).

         AUDIT COMMITTEE. The Audit Committee reviews the scope of the Company's audit, the engagement of its independent auditors and their audit reports. The Audit Committee meets with the financial staff to review accounting procedures and reports. The Audit Committee met twice during 1998. The Audit Committee is currently composed of three directors, Drs. Morgan, Morrisett and Segal.

         COMPENSATION COMMITTEE. The Compensation Committee evaluates the Company's compensation policies. The current members of the Compensation Committee are Messrs. Melman and Rubenstein and Drs. Morgan and Morrisett. A subcommittee of the Compensation Committee, the Employee Stock Option Committee (the "Subcommittee"), administers the Company's stock option and equity compensation plans. The current members of the Subcommittee are Mr. Rubenstein and Dr. Morrisett. The Compensation Committee met eight times during 1998, and the Subcommittee met eight times.

COMPENSATION OF DIRECTORS

         The non-employee directors of the Company each receive $5,000 per year for their service on the board of directors and are reimbursed for their out-of-pocket expenses. Dr. Morrisett, as Chairman of the board, receives an additional $3,000 per month for his service on the board. Other directors do not receive compensation for their service on the board of directors or any committee thereof, although they are reimbursed for their out-of-pocket expenses for serving on the board of directors. Under the Plan, each non-employee director who was a member of the board of directors as of the effective date of the Plan received a formula grant of a non-qualified stock option ("NQSO"), to purchase 10,000 shares of Class A Common Stock at a price equal to the initial public offering price in the Company's initial public offering. Dr. Morgan waived his rights to the initial grant of options to purchase 10,000 shares of Class A Common Stock. In addition, each non-employee director who became or becomes a member of the board of directors after the effective date of the Plan received or will receive a formula grant of an NQSO to purchase 10,000 shares of Class A Common Stock on the date that director became or becomes a member of the board of directors at an exercise price equal to the closing price per share on The Nasdaq National Market on the date of grant. However, the exercise price for each non-employee director who became or becomes a member of the board of directors after January 5, 1999 is equal to the mean between the last reported "bid" and "asked" prices per share on The Nasdaq SmallCap Market on the date of grant. On each date on which the Company holds its annual meeting of shareholders, each non-employee director in office immediately before and after the annual election of directors will receive a grant of an NQSO to purchase 2,500 shares of Class A Common Stock at an exercise price equal to the mean between the last reported "bid" and "asked" prices per share on The Nasdaq SmallCap Market on the date of grant. The term of each such option is or will be five years, and each such option is or will be fully and immediately exercisable on the date of grant.

         Each of the directors is a party to an indemnification agreement with the Company. Pursuant to these agreements, the directors are indemnified against liabilities and expenses incurred as a result of litigation which may be brought alleging that they violated their fiduciary duties to the Company, if they have not met the applicable standard of care.

         Dr. Morgan is a party to a consulting agreement with the Company pursuant to which Dr. Morgan provides consulting services to the Company for up to three days per month for a monthly consulting fee of $3,000. The agreement lasts until terminated with 10 days' notice by either Dr. Morgan or the Company. In general, Dr. Morgan's services to date have focused on technical assessment and planning for the Company's services and products.

         The Company had a consulting agreement with Mr. Melman that called for him to provide consulting services to the Company for a monthly consulting fee of $3,000. By the mutual agreement of Mr. Melman and the Company, this consulting agreement was terminated as of January 31, 1999. Upon the termination of Mr. Melman's consulting agreement, the Company paid Mr. Melman 3,918 shares of Class A Common Stock for the final six months of the consulting agreement in lieu of the monthly $3,000 cash fee for those final six months.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Dr. Morgan, a member of the Compensation Committee, is party to a consulting agreement with the Company. Mr. Melman, a member of the Compensation Committee, was a party to a consulting agreement with the Company. See "Compensation of Directors" and "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         See "Election of Directors--Compensation of Directors" for a description of the consulting arrangements with Dr. Morgan and Mr. Melman and "Compensation of Executive Officers--Employment Agreements" for a description of the employment agreements with Messrs. Morris, Kopelman, Beattie, Burger and Lewis.

         Brian Segal is a vice president of Rogers Media Inc. ("Rogers"). The Company completed development of its first international edition of the Electric Library service for Rogers in Canada during

1998. Rogers and the Company entered into an agreement in 1997 giving Rogers the exclusive right to distribute the Electric Library Canada service in Canada subject to that agreement's terms. Rogers paid the Company approximately $420,000 in advances in connection with this agreement during 1997 and $174,000 during 1998.

         In February 1998, the Company entered into an agreement with Marvin I. Weinberger, the former Chairman of the Board, Chief Executive Officer and founder of the Company, pursuant to which he resigned as Chairman and Chief Executive Officer of the Company to become the Chief Executive Officer of a newly formed company called Electric Schoolhouse, LLC that will pursue the Company's Electric Schoolhouse project. Performance of certain obligations under the February 1998 agreement remains to be completed, and the Company continues to attempt to finalize with Electric Schoolhouse, LLC performance of these obligations. These obligations include, for example, the Company's 10% equity interest in Electric Schoolhouse, LLC, which as a result of capital restructuring by Electric Schoolhouse, LLC may result in the Company owning less than a 10% equity interest, and the issuance by the Company of 125,000 shares of Class A Common Stock to Mr. Weinberger and the filing of a Form S-3 for such shares. In addition, under the February 1998 agreement, Electric Schoolhouse, LLC shall repay the Company for certain expenses and costs. The Company is attempting to finalize a revised repayment schedule with Electric Schoolhouse, LLC for the collection of these amounts, repayment for which was originally due on September 30, 1998 under the February 1998 agreement and remains outstanding. The Company has agreed in substance to net the amounts due to and due from Electric Schoolhouse, LLC, leaving approximately $171,000 to be repaid to the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

         The following table sets forth for the years ended December 31, 1998, 1997 and 1996 certain compensation earned by the Company's Chief Executive Officer, its former Chief Executive Officer, the three other most highly paid executive officers of the Company whose cash compensation exceeded $100,000 for the year ended December 31, 1998 and an additional individual who served as an executive officer during the last completed fiscal year but who was not serving as such on December 31, 1998 (collectively, the "Named Executive Officers").

                                            SUMMARY COMPENSATION TABLE


                                                   ANNUAL COMPENSATION                             LONG TERM COMPENSATION
                                        ----------------------------------------             -------------------------------
                                                                                               SECURITIES
  NAME AND PRINCIPAL                                                       OTHER ANNUAL        UNDERLYING     RESTRICTED STOCK
       POSITION                  YEAR          SALARY        BONUS         COMPENSATION          OPTIONS            AWARDS
  -------------------            ----         --------      --------       ------------        -----------    ----------------
David Van Riper Morris           1998         $166,667           --                 --            75,000                  --
President and Chief              1997         $147,254           --                 --           100,000                  --
Executive Officer                1996         $138,750           --            $65,000           111,200                  --

Marvin I. Weinberger             1998          $40,833           --            $99,167(2)             --         $617,188(3)
Chief Executive Officer(1)       1997         $136,454           --             $4,800           100,000                  --
                                 1996         $132,900           --            $15,260           150,000                  --

Joshua M. Kopelman               1998         $109,000      $15,000                 --            10,000                  --
Executive Vice President         1997          $99,672      $40,010                 --            10,000                  --
and Secretary                    1996          $89,000      $10,000                 --            50,000                  --

William R. Burger                1998         $127,500           --                 --            30,000                  --
Vice President--Content          1997         $111,200       $5,000                 --            30,000                  --
and Media Services(4)

Gerard J. Lewis, Jr.             1998         $108,986           --                 --            25,000                  --
Vice President & General         1997          $90,267           --                 --            30,000                  --
Counsel and Assistant            1996          $55,331           --                 --            15,000                  --
Secretary(5)

James T. Beattie                 1998         $131,771       $8,305        $145,000(7)                --                  --
Vice President--IntelliBank      1997         $133,681           --                 --            10,000                  --
Services(6)                      1996         $126,667      $10,000                 --            50,000                  --


------------------
(1) Mr. Weinberger resigned as Chief Executive Officer of the Company effective March 31, 1998.

(2) Consists of the remainder of Mr. Weinberger's annual salary due to him as part of his severance agreement with the Company in February 1998.

(3) Represents the value on March 31, 1998 of 125,000 shares of Class A Common Stock paid to Mr. Weinberger as part of his severance agreement with the Company in February 1998. The value of these shares on December 31, 1998 was $562,500.

(4)   Mr. Burger began his employment with the Company on January 2, 1997.

(5)   Mr. Lewis became an executive officer of the Company on February 17, 1997.

(6) Mr. Beattie ended his employment with the Company effective December 1, 1998.

(7) Represents a lump sum payment to Mr. Beattie under his employment agreement, as amended.

The following table summarizes stock options granted during 1998 to the current Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                              INDIVIDUAL GRANTS(1)                              GRANT DATE VALUE(2)
                            ---------------------------------------------------------           -------------------
                                             PERCENT OF
                            NUMBER OF          TOTAL
                            SECURITIES        OPTIONS
                            UNDERLYING       GRANTED TO
                             OPTIONS         EMPLOYEES        EXERCISE    EXPIRATION                GRANT DATE
           NAME              GRANTED          IN 1998          PRICE        DATE                   PRESENT VALUE
           ----              -------         ----------       --------    ----------               -------------
David Van Riper Morris       75,000            15.9%           $3.50       5/28/08                    $171,000
Joshua M. Kopelman           10,000             2.1%           $3.50       5/28/08                     $22,800
William R. Burger            30,000             6.4%           $3.50       5/28/08                     $68,400
Gerard J. Lewis, Jr.         25,000             5.3%           $3.50       5/28/08                     $57,000


------------------
(1) The options, which were granted under the Company's 1996 Equity Compensation Plan, have a term of ten years, subject to earlier termination in certain events related to the termination of employment. The options vest in four equal annual installments commencing on the first anniversary of the date of grant. If a "change of control" (as defined in the plan) were to occur, these options would become immediately exercisable in full.

(2) Grant date present value has been calculated using the Black Scholes pricing model.

         The following table summarizes option exercises during 1998 and the value of vested and unvested options for the current Named Executive Officers at December 31, 1998. Year-end values are based upon a price of $4.50 per share, which was the closing market price of a share of the Company's Class A Common Stock on December 31, 1998.

      AGGREGATED OPTION EXERCISES IN LAST YEAR AND YEAR-END OPTION VALUES


                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                                                          UNDERLYING UNEXERCISED OPTIONS             MONEY OPTIONS
                                                               AT DECEMBER 31, 1998              AT DECEMBER 31, 1998
                                                          ------------------------------    ------------------------------
                                 SHARES
                               ACQUIRED ON      VALUE
           NAME                 EXERCISE       REALIZED    EXERCISABLE    UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
           ----                 --------       --------    -----------    -------------     -----------      -------------
David Van Riper Morris             --             --          194,600           243,600        $300,375           $300,375
Joshua M. Kopelman                 --             --          122,500            47,500         177,813             33,483
William R. Burger                  --             --           12,500            47,500          12,813             55,938
Gerard J. Lewis, Jr.               --             --           15,000            55,000          21,250             85,625


         The Company does not currently grant any long-term incentives, other than stock options, to its executives or other employees. Similarly, the Company does not sponsor any defined benefit or actuarial plans at this time.

EMPLOYMENT AGREEMENTS

         As of January 1, 1993, Joshua M. Kopelman entered into an employment agreement with the Company that provided for a base annual salary of $35,000, which salary may be increased as determined by the board of directors and is currently $112,000. Mr. Kopelman's employment agreement is for a five-year term, but is automatically renewed at the end of each year so that the term of the agreement never has less than four years remaining. The Company is also required to maintain an annual bonus plan for Mr. Kopelman.

         The board of directors may terminate Mr. Kopelman's employment agreement at any time, whether or not for cause; however, if he is terminated without cause or terminates his employment for "good reason" (as defined in the agreement) after a "change of control" of the Company (also as defined in the agreement), he will be paid his average aggregate annual compensation calculated over the five year period preceding the date of termination multiplied by 2.99. If he is terminated by the Company other than for cause or terminates his employment for "good reason" without regard to a "change of control," the Company will pay him an amount equal to the product of his current annual base salary in effect as of the date of termination multiplied by the number of years remaining in the term of employment and will continue without cost to him all medical, dental, life insurance and other benefits and coverage for the remaining term of the agreement. There are no non-compete or similar provisions applicable to periods after termination of employment.

         On April 14, 1994, the Company entered into an employment agreement with James T. Beattie, a former Vice President and executive officer of the Company, which was subsequently amended on November 4, 1996. Effective December 1, 1998, Mr. Beattie ended his employment with the Company. Pursuant to Mr. Beattie's employment agreement, as amended, in connection with termination without cause by the Company Mr. Beattie was entitled to receive a lump sum payment in an amount equal to his then-current annual salary conditioned upon his execution of a general release of all claims against the Company and continued compliance with certain ongoing provisions of his employment agreement, as amended. On December 1, 1998, Mr. Beattie executed a general release of all claims against the Company. The Company subsequently paid Mr. Beattie a lump sum payment equal to his then-current annual salary in the amount of $145,000 (net of certain taxes and other deductions).

         As of September 5, 1995, Van Morris entered into an employment agreement with the Company that provided for an annual base salary of $135,000, which salary is subject to review at least annually and is currently $175,000. His employment agreement was subsequently amended on November 4, 1996. In connection with his employment agreement, the Company agreed to grant Mr. Morris an aggregate of 152,000 options to purchase Class A Common Stock. Mr. Morris' employment agreement is at-will, with limited non-compete provisions applicable for up to one year after certain terminations, as long as the Company continues certain salary payments during the period. However, if the Company terminates Mr. Morris without cause, the Company is required to pay Mr. Morris as severance a lump sum equal to his annual salary within 30 days of termination. Such payment is conditioned on the Company's receiving a general release from Mr. Morris. The Company's obligations to pay Mr. Morris will terminate upon Mr. Morris' obtaining other employment or other full-time consulting work.

         Effective January 2, 1997 and November 24, 1997, respectively, the Company entered into employment agreements with William R. Burger and Gerard J. Lewis, Jr. that provided for base annual salaries of $120,000 and $95,000, respectively, which salaries are subject to review at least annually and are currently $127,500 and $115,000, respectively. Each employment agreement is at-will. Mr. Burger's employment agreement contains a limited non-compete provision applicable for up to one year after certain terminations. However, if the Company terminates Messrs. Burger or Lewis without cause, the Company is required to pay as severance a lump sum equal to such employee's annual salary within 30 days of termination. All such payments are contingent on the Company's receiving a general release from the employee.

                 INFORMATION CONCERNING INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP has served as the Company's independent accountants since the Company's inception in November 1992 and has been selected to continue in that capacity in the coming year. The Company has requested that a representative of PricewaterhouseCoopers LLP attend the Annual Meeting. Such representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions of shareholders.

                                  OTHER MATTERS

         The board of directors is not aware of any matters not set forth herein that may come before the meeting. If, however, further business properly comes before the meeting, the persons named in the proxies will vote the shares represented thereby in accordance with their judgment.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such reports received by the Company and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the year ended December 31, 1998, all filing requirements applicable to its officers, directors and ten-percent shareholders were satisfied.

                SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING

         Shareholders may submit proposals on matters appropriate for shareholder action at annual meetings in accordance with regulations adopted by the SEC. To be considered for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting, such proposals must be received by the Company no later than December 31, 1999. Proposals should be directed to the attention of the Secretary of the Company.


                                     By order of the board of directors


                                     Joshua M. Kopelman
                                     Secretary

April 12, 1999

                                    [GRAPHIC]

To Fellow Infonautics, Inc. Shareholders:

Here is your 1999 Infonautics, Inc. proxy card. Please read both sides of the card and mark, sign, and date it. Then detach and return it promptly using the enclosed envelope. We urge you to vote your shares.

You are invited to attend the Annual Meeting of Shareholders on Thursday, May 27, 1999, at 10:00 a.m. at the Philadelphia Marriott West in West Conshohocken, Pennsylvania.

Your continuing interest in Infonautics, Inc. is appreciated.

Thank you in advance for voting.



Joshua M. Kopelman
Secretary


                 Please Detach and Mail In the Envelope Provided
-------------------------------------------------------------------------------

A / X / Please mark your votes as in this example.


                          FOR      WITHHELD
1. Election of Directors    /   /       /   /  Nominees: Marvin I. Weinberger
                                                         Israel J. Melman
                                                         Howard L. Morgan
                                                         David Van Riper Morris
For, except vote withheld from the following             Lloyd N. Morrisett
nominee(s):                                              Barry Rubenstein
                                                         Brian Segal
                                                         Lester Wunderman


2. In their discretion, the Proxy Agents are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR all nominees for election as the directors. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and the related Proxy Statement.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD AND PROMPTLY RETURN IT USING THE ENCLOSED ENVELOPE.


SIGNATURE(S)                                      DATE             , 1999
            ------------------------------------       -----------

NOTE: Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

                                      PROXY
                                INFONAUTICS, INC.
                        900 WEST VALLEY ROAD, SUITE 1000
                            WAYNE, PENNSYLVANIA 19087
            THIS PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joshua M. Kopleman and David Van Riper Morris, or either of them acting singly in the absence of the other, each with the power to appoint his substitute, the Proxy Agents of the undersigned to attend the Annual Meeting of Shareholders of Infonautics, Inc. (the "Company") to be held May 27, 1999, and any adjournments thereof, and with all powers the undersigned would possess if personally present, to vote upon the following matters as indicated on the reverse side.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)